EXHIBIT 10.5
Managing Director’s Contract
by and between
ADL-Vertriebsgesellschaft mbH,
Jechtinger Strafe 9,
79111 Freiburg,
represented by Franz Maier, the managing
director with powers of sole representation
— hereinafter referred to as the “Company” -
Herrn Franz Maier,
Am Haidengraben 7,
79199 Kirchzarten
— hereinafter referred to as the “Managing Director” -
Preliminary Statement:
Mr. Maier is Managing Director of ADL-Vertriebsgesellschaft mbH. This Contract governs the conditions of employment and the managerial relationship. Mr. Maier was appointed Managing Director by decision of the General Meeting of Shareholders of March 25, 1997. He has powers of sole representation and is exempt from the restrictions under §181 of the German Civil Code.
By decision of the General Meeting of Shareholders of June 30, 1998, ADL-Distribution GmbH was merged with the Company. Since then, the active business activity in the old fields of business and those taken over from Wallac-ADL GmbH as of 1 July 1998 is carried out exclusively by the Company. The employment contract of the Managing Director with Wallac-ADL GmbH ended on July 31, 1998. This Contract replaces the previous Managing Director’s Contract of March 17, 1997 together with its addenda.
§ 1 Functions
Mr. Maier shall be the Company’s Managing Director. He shall represent the Company and manage its business in accordance with the provisions of the law, the shareholders’ agreement, the present Contract, and any rules of procedure of the Company.
The Company may appoint further Managing Directors.

§2	Duties
In the course of management, the Managing Director shall take care of the Company’s economic, financial and organizational interests to the best of his knowledge and abilities. With respect to all decisions, he shall allow himself to be guided by Company’s welfare and attend to his duties with the care of a responsible businessman.
The Managing Director shall look after the employer’s rights and obligations in accordance with the provisions of labor law and public welfare law.
§3 Employment Obligations, Prohibition of Competition
The Managing Director shall devote all his working capacities and technical know-how and experience to the Company. The scope of the work shall be adapted to the requirements of responsible management. The Managing Director shall be at liberty with respect to the times, duration and place of performance of his activity.
For the duration of the Contract, the Managing Director shall refrain from undertaking other activities and participating directly or indirectly in enterprises that are in competition with the Companies.
§4 Duration of Contract, Termination
This Contract shall take effect on August 1, 1998 and remain in effect for an unlimited duration. It may be terminated by either party at the end of any calendar year subject to giving one year’s prior notice in writing.
Notice of termination shall be given by registered letter.
Notice of termination by Managing Director shall be declared to the Company, in the event that there is another managing director or, if not, to a shareholder. Notice of termination by the Company shall be made by written communication of a corresponding decision by the shareholders.
Following ordinary or extraordinary termination of the Contract by either party, The Company shall be entitled to discharge The Managing Director at any time from his obligation to perform his work.
This Contract shall terminate without notice at the end of the month in which the Managing Director reaches 65 years of age.
The Managing Director’s appointment may be revoked at any time by a decision of the shareholders, without prejudice to any damage claims arising out of this Contract. The revocation shall be deemed equivalent to notice of termination of this Contract at the next possible point in time.
§5 Remuneration
The Managing Director shall receive the following remuneration for his activity:

1.	an annual gross salary of DM 241,150.00; the annual salary shall be paid in 12 equal installments of DM 18,505.00 each at the end of each month, as well as another installment of DM 18,550.00 in November of each year;
2.	a performance-based percentage, to be determined in advance by decision of the Meeting of General Shareholders.
The payment of any bonuses, performance-based percentages, awards, or other benefits beyond the agreed remuneration shall be at the Company’s discretion and shall not give rise to any entitlements, even if paid repeatedly without express reminder of the discretionary nature thereof.
§6 Other Benefits
The Company shall bear the employer’s share of social insurance contributions. Insofar as the Managing Director has private health insurance coverage, the Company shall pay the Managing Director a supplement equal to half of the insurance premiums, including long-term care insurance [Pflegeversicherung], and in any case at least the employer’s share of the voluntary medical and long-term care insurance of AOK Freiburg.
The Company shall reimburse the Managing Director for his expenses to extent occasioned by his activity and substantiated.
The Company shall take out insurance whose premiums are paid directly by the Company [betriebliche Direktversicherung] on behalf of the Managing Director up to the maximum amount recognized by the Tax Code under §40 b of the Income Tax Act [Einkommensteurgesetz: EStG] of DM 3,408.00.
The pension commitment granted to the Managing Director by Wallac-ADL GmbH shall remain in force. Further details thereof shall be regulated by a separate agreement.
The Managing Director shall be included in an accident and life insurance policy, as soon as the Company offers such benefits to its employees. The form thereof shall be regulated by separate terms of commitment.
§7 Company Car
The Company shall place at the Managing Director’s disposal a car in the upper-middle range (e.g., an Audi A 6, BMW 5 Series, Daimler-Benz C class) for business and cost-free private use.
The Managing Director shall be liable for any taxes incurred for this remuneration benefit in kind. In the statement of wages, the cash value of the benefit of private use will be taxed in accordance with the provisions of the Wage Tax Guidelines [Lohnsteuerrichtlinie] and the applicable amount of tax will be withheld from the Managing Director’s gross monthly salary in accordance with §5.
Company shall bear the costs of operation, repair, and servicing of the vehicle. Company shall maintain third-party liability insurance and full-coverage comprehensive insurance. Fuel costs for business trips shall be reimbursed against presentation of receipts.

The Managing Director shall be liable up to the amount of the Company’s deductible in the event of gross negligence.
The car’s availability for use is contingent upon the appointment as the Managing Director and shall terminate upon dismissal without requiring further formalities.
§8 Illness
In the event of illness or any other impediment for which the Managing Director is not to blame the fixed salary as defined by sub-paragraph 1 of paragraph 1 of §5 above shall continue to be paid for a duration of six months.
§9 Annual Vacation
The Managing Director shall be entitled to 30 working days of vacation per year. No compensation shall be payable for vacation days that are not used within the calendar year.
The vacation shall be scheduled in agreement with other managing directors or partners. In so doing, the Managing Director shall take into account the Company’s interests, the business situation, and the urgency of the work at hand.
§10 Continued Payment of Salary to Surviving Dependents
If the Managing Director dies during the effective period of this Contract, his wife and dependent children shall jointly receive the fixed salary as defined by sub-paragraph 1 of paragraph 1 of §5 above for a period of 12 months.
§11 Duty of Good Faith
Managing Director shall maintain strict confidentiality vis-à-vis all company matters that are confided to him or otherwise come to his attention in the course of his activity. This duty shall survive his retirement from office at the Company.
§12 Records
Up to his retirement from office at the Company or after being relieved of his duties to work, Managing Director shall return to the Company without delay all documents, correspondence, records, drafts, and the like concerning the Company that are still in his possession.
The Managing Director is not entitled to exercise any right of retention with respect to such documents.

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§13 Final Provisions
No amendments or supplements to this Contract shall be effective unless in writing, and the same rule shall apply to any waiver of the present written form requirement. No verbal collateral agreements have been made.
If any provision of this Contract is or becomes unenforceable or the Contract contains a gap, the validity of the remaining provisions of this Contract shall not be affected thereby. The unenforceable provision or gap shall be replaced by a provision that comes as close as possible to the economic intent of the parties underlying this Contract.
This Contract was drafted in duplicate.
Freiburg, July 1, 1998

p.p. the Managing Director:	Managing Director

[signed]	[signed]
Franz Maier	Franz Maier
Approved in the Shareholders Meeting of  June 30, 1998

[signatures affixed]

Franz Maier	Eva Heidt	Joachim Hevler